Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Stardust Power Inc. and subsidiaries, of our report dated March 25, 2026, (which includes an explanatory paragraph relating to Stardust Power Inc. and its subsidiaries’ ability to continue as a going concern), on our audit of the consolidated financial statements of Stardust Power Inc. and subsidiaries as of and for the years ended December 31, 2025 and 2024, included in the Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ KNAV CPA LLP

KNAV CPA LLP

Atlanta, Georgia

April 8, 2026

PCAOB ID - 2983